EXHIBIT 10.52

SUBLICENSE AGREEMENT AND CONSENT

The following Sublicense Agreement and Consent ("Agreement") is effective as of March 15, 2004 ("Effective Date") between Global Hydrofuel Technologies Inc., a federal corporation ("GHTI Canada"), Hydrogen Power Inc., a Delaware corporation ("HPI") and the University of British Columbia, a corporation continued under the University Act of British Columbia ("UBC").

WHEREAS, under a License Agreement between UBC and GHTI Canada dated October 22, 2003 ("Principal License"), UBC granted to GHTI Canada an exclusive worldwide license to certain rights in the Technology (as defined in the Principal License), and GHTI Canada desires to sublicense certain marketing and distribution rights in the Technology to HPI.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration on the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0 GRANT OF LICENSE

1.1 Subject to the terms of the Principal License, GHTI Canada grants to HPI, under GHTI's rights in the Technology, the following rights ("Sublicense"):

(a)	exclusive rights to use the Technology and any UBC Improvements and to market, manufacture and distribute the Products in the United States, Mexico, Central and South America;

(b)	non-exclusive rights to market and distribute the Products using the Technology and any UBC Improvements in Canada; and

(c)	non-exclusive right to use any trademarks, service marks or logos associated with the Technology in the Territory that GHTI Canada is entitled to use ("Marks").

1.2 Subject to the terms of the Principal License, GHTI Canada grants to HPI the non-exclusive, non-transferable rights to develop, modify, enhance and improve the Technology.

1.3 HPI acknowledges and agrees that GHTI Canada has reserved all other rights including the rights to develop, enhance, market, facilitate, sublicense, install, maintain and support the Technology except as expressly granted to HPI in Section 1.1 for Canada (on a non-exclusive basis), the United States, Mexico, Central and South America (on an exclusive basis).

1.4 HPI acknowledges and agrees that developments, enhancements, modifications or improvements to the Technology developed, modified, enhanced or improved by HPI shall be owned by GHTI Canada or as otherwise provided under the Principal License.

2.0 RESPONSIBILITIES OF HPI

2.1 HPI will, unless otherwise authorized by GHTI Canada in writing:

(a)	comply in all respects with the Principal License, a true, correct and complete copy of which is attached to this Agreement and made a part of as Exhibit A;

(b)	devote sufficient resources to carry out its obligations and to utilize its rights under this Agreement;

(c)	promptly pay all sums due to GHTI Canada;

(d)	grant GHTI Canada the right, at all reasonable times, to inspect its facilities, operations, books and records to ascertain compliance with this Agreement;

(e)	where appropriate, use any notices or symbols required by local law to indicate that the Marks are registered; and

(f)	provide to GHTI Canada:

(i)	annual financial statements and reports during the term of this agreement (which need not be audited);

(ii)	regulatory or other government reports filed by or related to the operations of HPI;

(iii)	reports of any developments, modifications, enhancements or improvements to the Technology or other significant developments or untoward events; and

(iv)	other data requested by GHTI Canada.

3.0 FEES

3.1 In consideration of the license granted herein, HPI agrees to pay to GHTI Canada the fees as set forth on Exhibit B ("Fees"). HPI agrees that the Fees will not be subject to any reduction if any portion of the Technology or any rights pertaining thereto become unavailable for use in the Territory for any reason whatsoever during the term of this Agreement.

3.2 All payments made under this Agreement shall be made in U.S. Dollars.

3.3 The obligations of HPI hereunder to make payments in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the "Other Currency") except to the extent that such tender or recovery results in the effective receipt by GHTI Canada of the full amount of Dollars payable when converted at the Rate of Exchange (as defined below) payable on the date of payment (or as soon thereafter as it is practicable for GHTI Canada to purchase U.S. Dollars) under the terms of this Agreement, and HPI shall be obligated to indemnify GHTI Canada for any difference between such full amount and the amount effectively received by GHTI Canada pursuant to any such tender or recovery. The determination by GHTI Canada of amounts effectively received by it shall be prima facie correct. As used herein the term Rate of Exchange means the rate at which GHTI Canada is able on the relevant date to purchase U.S. Dollars with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. Dollars.

3.4 All payments made by HPI under this Agreement shall be made free and clear of, and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes or franchise taxes imposed on GHTI Canada as a result of a present or former connection between the jurisdiction of the governmental authority imposing such tax and GHTI Canada (other than any such connection arising solely from GHTI Canada having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to GHTI Canada hereunder, HPI shall pay such Non-Excluded Taxes to the appropriate taxing authority, and the amounts payable to GHTI Canada shall be increased to the extent necessary to yield to GHTI Canada (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Tax is payable by HPI as promptly as possible thereafter, HPI shall send to GHTI Canada a certified copy of an original official receipt showing payment thereof. If HPI fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority, HPI shall indemnify GHTI Canada for any incremental taxes, interest or penalties that may become payable by GHTI Canada as a result of any such failure. This indemnity and agreement shall survive termination of this Agreement.

4.0 TERRITORY

The "Territory" consists of Canada, the United States, Mexico, Central and South America.

5.0 ASSIGNMENT AND SUBLICENSING

The Sublicense granted to HPI is and shall be personal to HPI and is not assignable by HPI, except that HPI may sub-license the right solely to manufacture the Product using the Technology and any UBC Improvements to a third party ("Third Party Manufacturer") and not for the purpose of reselling by the Third Party Manufacturer; provided the Third Party Manufacturer agrees to be bound by a written agreement including confidentiality and ownership provisions no less protective of the Products and the Technology than those provided in this Sublicense.

6.0 LIMITED WARRANTY AND DISCLAIMER OF WARRANTIES

GHTI Canada represents and warrants that in respect of the Sublicense, GHTI Canada has granted HPI all the necessary rights. HPI acknowledges that except as expressly provided in this Section, GHTI Canada disclaims all warranties, representations and conditions of any nature regarding the Technology and the Marks, including any express or implied warranty that the Technology or the Marks may be used in the Territory or that the Technology or the Marks do not infringe the rights of any third party in the Territory.

7.0INFRINGEMENTS

HPI shall promptly notify GHTI Canada of any known or suspected acts of infringement, unfair competition or passing off which may occur in relation to the Technology or the Marks. HPI shall have no right to take any action to prevent any such infringement, unfair competition or passing off without the express, prior written consent of GHTI Canada. HPI agrees to render to GHTI Canada, free of charge, all reasonable assistance in connection with any matter pertaining to the protection of the Technology or Marks by GHTI Canada.

HPI shall not be entitled to require GHTI Canada to take any actions or institute any proceedings to prevent infringement, unfair competition or passing off by third parties.

8.0 LIABILITY INDEMNIFICATION

HPI agrees to save, defend, indemnify and hold GHTI Canada harmless from and against all claims, damages, liabilities and costs of every kind, nature and description which may arise: (1) as a result of the activities of HPI's agents, subagents, employees, officers, directors, affiliates, joint venture partners, brokers, underwriters, and all others acting at their direction or under their control; and (2) as a result of HPI's use of the Technology or the Marks.

9.0 GOVERNMENT STANDARDS AND COMPLIANCE

HPI agrees that it shall comply with all relevant laws, regulations and standards governing services to be rendered or performed in respect of the Technology or the Marks.

10.0 SUBLICENSE TERM

Subject to Section 11, the term of the Sublicense shall commence on the Effective Date and be perpetual unless sooner terminated as provided in this Agreement.

11.0 TERMINATION

11.1 The provisions regarding termination of this Agreement contained in this paragraph are in addition to all other such provisions contained in this Agreement.

11.2 In the event of (i) impending insolvency of HPI or (ii) such other reason as is determined in good faith by GHTI Canada to threaten immediate and irreparable harm to the integrity and reputation of GHTI Canada, the Technology or the Marks, GHTI Canada may terminate this Agreement immediately upon written notice to HPI.

11.3 This Agreement shall automatically terminate simultaneously with any termination of the Principal License for any reason. In the event the Principal License terminates as a result of an acquisition of the Technology by GHTI pursuant to 14.3 of the Principal License then HPI is granted a license for the rights in respect of the Products, Technology and Marks on the same terms as this Sublicense.

11.4 This Agreement may be terminated by GHTI Canada upon the occurrence of the following events: (1) a voluntary petition is filed by HPI seeking bankruptcy, reorganization, arrangement with creditors or other relief under bankruptcy laws or any other law governing insolvency or debtor relief, or (2) an involuntary petition or proceeding is filed against HPI seeking bankruptcy, reorganization, arrangement with creditors or other relief under bankruptcy laws or any other laws governing insolvency or debtor relief and such petition or proceeding is consented to or acquiesced in by HPI or is not dismissed within sixty (60) days of the date upon which it was filed, or (3) an order for relief is entered against HPI in any case under the bankruptcy laws of any country or HPI is adjudged bankrupt or insolvent by any court of competent jurisdiction, or (4) HPI makes a general assignment of its assets for the benefit of creditors, or (5) any regulatory agency assumes control of HPI or delinquency proceedings (voluntary or involuntary) are instituted, or (6) an action is instituted against HPI seeking its dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property or business and such action is consented to or acquiesced in by HPI or is not dismissed within sixty (60) days of the date upon which it was instituted, or (7) a trustee, interim trustee, receiver or other custodian for any of HPI's property or business is appointed, or (8) HPI fails to pay all sums due GHTI Canada when due and shall not cure such failure within thirty (30) days of receiving written notice thereof, or (9) HPI is in material breach of any other provision of this Agreement and shall fail to cure such breach within thirty (30) days of receiving written notice thereof.

11.5 If this Agreement is terminated all rights in and to the Technology shall revert to GHTI Canada (subject always to the terms of the Principal License), and HPI agrees that it will promptly discontinue all use of the Technology and the Marks.

12.0 TERMINATION PROCEDURE

Should this Agreement or the Principal License be terminated or expire, HPI will cooperate in and facilitate the sale and transfer at fair market value to any replacement sublicensee, or replacement licensee of GHTI Canada, of all non-confidential and non-proprietary information concerning acting as the sublicensee including but not limited to information on and its rights to networks, distribution channels, vendors, employees, leases, systems, and real and personal property relevant to carrying on the business. Any disputes as to "fair market value" shall be resolved through the Mandatory Dispute Resolution procedure identified in Section 13.0 of this Agreement.

13.0 DISPUTE RESOLUTION

Any and all disputes arising out of, under, or in connection with this Agreement, including without limitation the validity, interpretation, performance and breach thereof, shall be settled by arbitration in New York, New York, United States of America, in accordance with the International Arbitration Rules of the American Arbitration Association in force at the time arbitration is demanded. Such arbitration shall be conducted before a single arbitrator, and the award rendered by the arbitrator shall be binding upon the parties. The arbitrator shall have full authority to allocate and award all costs of arbitration including reasonable attorneys' fees plus legal interest on any award rendered. Judgment upon any award rendered may be entered in any court having jurisdiction thereof.

14.0 NOTICES

Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties shall be in writing, sent by courier or express mail service, or by facsimile transmission (promptly confirmed by hard copy sent by courier or express mail service) or telex and, unless otherwise expressly provided herein, shall be deemed to have been given or made when delivered by hand, or five business days after being deposited in the mail, postage prepaid, or, in the case of notice by facsimile, upon confirmation by the sender of receipt, or, in the case of telex notice, when sent, answerback received, addressed to such party, at its address shown below or at such other address as such party may hereafter notify to the other. Any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

If to Global Hydrofuel Technologies, Inc.:	If to UBC:
Suite 1105 - 13700 Mayfield Place Richmond, British Columbia V6V 2E4 Attention: James Matkin Tel.: (604) 688-0044 Fax.: (604) 684-2439	The Director University - Industry Liaison Office University of British Columbia #103 - 6190 Agronomy Road Vancouver, British Columbia V6T 1Z3 Tel.: (604) 822-8580 Fax: (604) 822-8589
If to HPI: Hydrogen Power Inc. Suite 1010 1942 West Lake Ave Metropolitan Tower Seattle, Washington 98101 Attention: Ricky Gujral

Tel.: (206) 940-2447
Fax.: (206) 728-2423

15.0 CONFIDENTIALITY

In addition to its obligations under Section 10.1 of the Principal License with respect to confidentiality, HPI acknowledges that all confidential information of GHTI Canada imparted and to be imparted to HPI by GHTI Canada before or during the term of this Agreement, is secret, confidential and unique, and constitutes GHTI Canada's trade secrets and exclusive property, and that any use by HPI of any such trade secrets and property other than in strict accordance with the terms of this Agreement would be wrongful and would cause GHTI Canada irreparable injury. HPI shall file and store such information in a manner consistent with its confidential nature, and neither HPI nor any of its personnel or agents shall at any time disclose or divulge to any person, firm, corporation or other entity or use or suffer the use by any third party, for any purpose other than solely as permitted hereunder or required in accordance with the terms of this Agreement, directly or indirectly, for its own benefit or the benefit of any other entity, any such confidential information of GHTI Canada. Without limiting the foregoing, HPI acknowledges and agrees that it shall not become the owner of any right, title, license or other interest in or to any confidential information of GHTI Canada. HPI shall execute any and all documents and instruments requested by GHTI Canada, which GHTI Canada may deem necessary, proper or appropriate to accomplish or confirm the foregoing. HPI's commitment hereunder with respect to confidential information shall not extend to any part of such confidential information which: (a) was known by HPI prior to its first being disclosed by GHTI Canada through no wrongful act of HPI or any other entity, (b) was generally known or available to the public prior to its disclosure by GHTI Canada other than as a result of a wrongful act of HPI or any other entity, or (c) becomes generally known or available to the public subsequent to disclosure by GHTI Canada through no wrongful act of HPI or any other entity.

16.0 GENERAL

16.1 This Agreement including any addenda contain the complete understanding of the parties in relation to the subject matter hereof. Neither this Agreement nor any addenda may be amended except by means of a writing executed by both parties hereto.

16.2 The headings in this Agreement have been provided for the convenience of the parties and shall not have any effect on the interpretation of this Agreement.

16.3 This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, United States of America, without reference to its choice of law principles.

16.4 If any of the terms of this Agreement are held to be unlawful or unenforceable by a court or any other body or authority of competent jurisdiction such a finding shall in no way affect the remaining obligations of the parties hereunder and the court may substitute a lawful or enforceable term or condition for any unlawful or unenforceable term or condition so long as the effect of such a substitution is to provide the parties with the benefits of this Agreement.

16.5 No waiver by either party of any breach of any provision of this Agreement shall be construed to be a waiver of any preceding or subsequent breach of the same or a different provisions hereof.

16.6 At the request of GHTI Canada from time to time, HPI shall assist GHTI Canada as may be necessary (including by executing any necessary documents) in executing any instruments or documents and subsequently in recording HPI or GHTI Canada (as requested by GMTI Canada) as owner, licensee or registered user of the Technology or the Marks (including such applications or filings for registration of the Technology or Marks as mature into registrations during the period of this Agreement). HPI hereby agrees that, at the request of GHTI Canada, any such registrations, or filings or applications in respect of the Technology or the Marks entries information will be transferred or assigned to GHTI Canada (or assignee) on termination of this Agreement, for whatever reason, and that it will assist GHTI Canada so far as may be necessary to achieve such transfer or assignment including executing any necessary documents.

16.7 Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency or employment relationship between GHTI Canada and HPI.

16.8 Terms not otherwise defined herein shall have the meanings set forth in the Principal License.

17.0 UBC AS A PARTY AND FEE CALCULATION UNDER THE PRINCIPAL LICENSE

17.1 UBC is a party to this Agreement for the following purposes:

(a)	acknowledging notice of the Sublicense and the proposal of the Sublicensee to carry on business in the Territory;

(b)	consenting to the grant of the Sublicense to HPI as required by Section 4 of the Principal License;

(c)	if UBC registers a financing statement as contemplated in Section 4.3 of the Principal License in Delaware or Washington, UBC will notify GHTI;

(d)
acknowledging and agreeing that for the purposes of interpreting and calculating the royalties and fees payable by GHTI Canada to UBC under Section 5.0 of the Principal License (the "Royalty Payable") that:

I.	the defined term "Licensee" in the Principal License shall be deemed to include both "GHTI Canada" and "HPI";

II.	inter-company payments and transfers between GHTI Canada and HPI are excluded from any such calculation of the Royalty Payable; and

III.
for greater certainty, when determining if certain royalties, fees or other consideration are "Revenue" or "Sublicensing Revenue" when received by HPI, if HPI receives royalties, fees or other consideration (the "HPI Fees") that if received by GHTI would constitute "Revenue", "Improvement Revenue" or "Licensee Revenue", the HPI Fees shall be "Revenue", "Improvement Revenue" or "Licensee Revenue", under the terms of the Principal License, as applicable;

(e)	acknowledging that for the purpose of interpreting Section 11.4 in the Principal License the defined term "Licensee" shall be deemed to include both "GHTI Canada" and "HPI".

17.2 Section 5.13 is added to the Principal License as follows:

"5.13 "Any issuance of additional shares in HPI that results in a dilution of GHTI's ownership in HPI (the "Additional Shares") shall be treated as if it were an issuance of additional shares in GHTI and a dilution to the existing shareholders' interest in GHTI for the purposes of the calculations in Sections 5.11 and 5.12 (including, for the avoidance of doubt, that the amount of any financings in HPI shall be included in the determination of whether the $400,000 and $2,000,000 amounts have been achieved in Section 5.12). In the event that HPI issues Additional Shares then the percentage dilution of UBC and the Investigators in GHTI shall be deemed to be equal to the difference between 100% and the percentage ownership of HPI by GHTI post-issuance of new shares in HPI. For example, if HPI issues Additional Shares representing 20% of the outstanding shares to persons other than GHTI then the dilution percentage is 20% (i.e., 100% - GHTI's percentage ownership post issuance of 80%=20%) and the UBC/Investigator GHTI shares will be deemed to be diluted by 20%."

17.3 HPI will obtain insurance in accordance with Section 13 of the Principal License, as if Sublicense were the Licensee (as defined in the Principal License).

17.4 HPI agrees to comply with the terms of Section 8.4 of the Principal License as if it were the "Licensee".

17.5 HPI agrees to indemnify, hold harmless and defend UBC in accordance with Section 9.1 of the Principal License, as if HPI were the "Licensee".

17.6 GHTI Canada, HPI and UBC each agree and acknowledge that UBC is only a party to this Agreement for the purposes of this 17.0, and for no other purpose, right or obligation.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatory:
/s/ David P. Jones Authorized Signatory	David P. Jones Associate Director University-Industry Liaison

Feb 27/04 Authorized Signatory

SIGNED FOR AND ON BEHALF of GLOBAL HYDROFUEL TECHNOLOGIES INC. by its authorized signatory:
/s/ James Matkin Authorized Signatory

SIGNED FOR AND ON BEHALF of HYDROGEN POWER INC. by its authorized signatory:
/s/ Ricky Gujral Authorized Signatory